DISTRIBUTION AGREEMENT

THIS AGREEMENT (this "Agreement") is entered into effective as of February 9th, 2021 by and between WiGL Inc (hereinafter referred to as **"WiGL"),** a corporation in Virginia with an office located at 1919 Commerce Drive, Suite 120, Hampton, Virginia, USA and Accessplus Communications Ltd, a company registered under the laws of Ghana with an office located 25 Airport Valley Drive, Chain Homes, Accra, Ghana (hereinafter referred to as **"Distributor"**).

Each, a "Party/party", both "Parties/parties"

The parties agree as follows:

1. Appointment

a. Subject to the terms and conditions of this Agreement, WiGL appoints Distributor, and Distributor accepts such appointment as "territory representative" and agrees to act as WiGL's exclusive distributor of the WiGL enabled products and technology comprising of WiGL transmitters & receivers for cellphones, laptops, tablets, IPad, TVs, fridges, airconditioners etc charging, software etc within the geographical territory of Ghana (the "Territory"):

b. As an Exclusive Distributor for the territory, the Distributor agrees to:

(i) finance a pilot of the WiGL Gen 1 wireless technology in Ghana; such as WiGL's external wireless cellphone charging system. The pilot shall focus on WiGL enabled external receivers for cellular phones, software and transmitters to create WiGL power networks. The cost of the pilot shall consist of the cost of the transmitters and receivers plus a return ticket, accommodation and meals for <u>up to three engineers</u> from WiGL to Ghana for up to one week (6 calendar days); not to cumulatively exceed $50,000 US dollars.
(ii) obtain the relevant regulatory approvals for the Products and licences in the territory
(iii) buy WiGL enabled products when commercially available for sale to subscribers in the territory
(iv) pay an annual license fee of not less than US$1,000,000.00 commencing from one year after the successful sales of the WiGL transmitters and receivers to its customers after they become commercially available in the market
(v) directly license the WIGL enabled products and trademarks/technology/software for embedding into devices by OEM manufacturers for sale in the territory
(vi) pay WiGL 25% of all monthly subscription revenue as received from end users of WiGL enabled products.

c. Distributor agrees to exercise its best efforts to (a) promote the sale of and obtain orders for the WiGL enabled Products in the Territory; (b) abide by WiGL's policies and procedures with regard to the purchase, sale and support of WiGL Products; and (c) conduct its business in a manner that reflects favorably at all times on the WiGL Products and the good name, goodwill and reputation of WiGL or its affiliates. Distributor acknowledges and agrees that it has no rights or claims of any type to the WiGL Products, or any aspect thereof, except such rights as are created by this Agreement. Distributor agrees that it shall not and is not authorized to promote,

resell, deliver, install, service or otherwise support the WiGL Products and/or technologies outside of Ghana.

2. Products and Pricing
WiGL Gen 1 Products and technologies consist of the items or classifications of items listed and attached as Appendix 1 and the purchase price. Distribution of all WiGL Products delivered pursuant to this Agreement shall be as set forth in this Appendix 1 as well as the WiGL Gen 2 Products and technologies whenever they become available.

3. Approvals
Distributor shall obtain, at its own expense, such approvals, consents, certifications, permits and other authorizations in the region, including all approvals as are required to qualify the WiGL Products and/or technologies for sale and use in the Territory for all purposes, both governmental and non-governmental (collectively, the "Approvals"), as soon as is reasonably practicable;

4. Exclusivity
WiGL's appointment of Distributor in Section 1 of this Agreement is an exclusive appointment to distribute WiGL Products and technologies in the Territory defined as Ghana. WiGL shall not advertise, solicit and make sales of WiGL Products, support WiGL Products or appoint additional distributors for WiGL Products in the Territory.

5. Sales Targets
Distributor shall use reasonable commercial efforts to purchase and sell the agreed quantities of the WiGL Products and technology within the territory.

6. Sales Outside of the Territory
Distributor shall promote the sale of WiGL Products in the Territory on its website if possible. Notwithstanding the foregoing sentence, Distributor shall not actively advertise or actively solicit orders for WiGL Products outside of the Territory. In the event Distributor receives an order from outside its Territory, Distributor will work with WiGL to fulfill the order in a manner financially beneficial to WiGL, Distributor and the distributor located in the region where the order originated (as determined by WiGL in its sole discretion and in compliance with applicable law).

7. Third Party Agents
Distributor shall only sell/license the WiGL Products or technologies to original equipment manufacturers based on WiGL's prior written consent to the proposed relationship including the specific terms of such relationship. This Clause shall, however, not apply to the sale of the WiGL Products and technologies to ISPs, telecom companies, universities/schools, government agencies, businesses/enterprises, end user customers among others.

8. Orders
All orders will be transmitted by Distributor to WiGL and shall be subject to acceptance in writing by WiGL and its US based third-party manufacturers and such acceptance shall not be

unreasonably withheld. Each order submitted shall constitute an offer by Distributor to purchase or license the WiGL Products described in such order and, upon acceptance by WiGL, shall give rise to a contractual obligation of distributor to purchase or license the said products on the terms and conditions set forth in this Agreement. Conflicting, inconsistent or additional terms or conditions contained in any order submitted by Distributor shall not be binding unless WiGL specifically accepts such terms or conditions in writing. All expenses arising out of the change or cancellation of an order after acceptance by WiGL, including the cost of diversion, cancellation or reconsignment of shipments, and any reasonable restocking charge, shall be paid by Distributor to WiGL, on demand.

9. Payment and Delivery

The purchase price shall be quoted and payable in U.S. dollars to WiGL at the address specified on the invoice. Unless otherwise agreed by the parties in writing, payment shall be made by Distributor by wire transfer in advance of shipment from the WiGL facilities. The WiGL Products and technologies shall be delivered as fast as they possibly can.

10. Security Interest

Notwithstanding the passage of title, WiGL shall retain a security interest in all WiGL Products and technology that have been delivered to Distributor and for which the Distributor has not fully paid for within the agreed period of payment and any extension thereof. WiGL shall have all rights of a secured party, including the right to file a financing statement under the Uniform Commercial Code or a comparable law within the Territory to protect WiGL's security interest. In the event Distributor defaults in the payment of such obligations, WiGL will have the right to enter the premises of Distributor to recover possession of all WiGL enabled Products (equivalent to the amount owed) on said premises and to pursue any other remedy existing at law or equity. Distributor, for itself and on behalf of its customers, hereby waives a prior hearing and demand for WiGL's exercise of such rights. This Clause only applies to situations where Distributor makes part payment for the supply of WiGL Products and technologies before they are shipped to the Distributor and where Distributor fails to make the full payment within the agreed payment deadline.

11. Resale Price and Expenses

Distributor shall set the selling price at which the WiGL Products are sold by it in the Territory. Distributor shall be solely responsible for the costs involved in the distribution of the WiGL Products, including sales costs, import duties, any and all banking charges, shipping and handling costs, installation costs or other operating expenses, letter of credit costs, wire transfer fees and other costs associated with making payment, and taxes, however designated, except that Distributor shall not be liable for taxes imposed that are based on WiGL's income.

12. Promotional Literature

WiGL agrees to furnish, in English, to Distributor (via email in pdf format) such descriptive literature, advertising materials, technical manuals and sales promotional materials concerning the WiGL Products as WiGL may, from time to time, have available for such purposes. Distributor shall have the right to translate such materials into the languages of the Territory at its own expense. WiGL shall retain ownership of all proprietary rights, including,

intellectual property rights to the translated versions of the materials. Distributor will be solely responsible for the accuracy of the translations and will provide WiGL with a copy of each translated work. Distributor shall promptly revise (at Distributor's costs) the materials upon notice from WiGL.

13. Use of Trademarks
Distributor shall be permitted to use the Trademark of WiGL or any of its affiliates for Distributor's and its OEM partner businesses based upon the express written permission of WiGL and such permission shall not be unreasonably withheld. WiGL reserves the right to review Distributor's marketing and sales materials prior to their publication or use. No rights shall inure to Distributor as a result of any such use or reference, and all such rights, including goodwill shall inure to the benefit of and be vested in WiGL.

Upon termination of this Agreement for any reason, Distributor will immediately cease using the WiGL and/or third-party manufacturer Trademarks as allowed in this Section and shall immediately take all appropriate and necessary steps to (a) remove and cancel any listings in public records, telephone books, other directories, remove any visual displays or literature at Distributor's location, the Internet and elsewhere that would indicate or would lead the public to believe that Distributor is the representative of WiGL (or any of its affiliates) or WiGL's (or any of its affiliates') products or services; and (b) cancel, abandon or transfer (as requested by WiGL) any product licenses, trade name filings, trademark applications or registrations or other filings with the governments of the Territory (whether or not such filings were authorized by WiGL) that may incorporate the WiGL Trademarks or any marks or names confusingly similar to the WiGL Trademarks. Upon Distributor's failure to comply with this paragraph, WiGL may make application for such removals, cancellations, abandonments or transfers in Distributor's name. Distributor shall render assistance to and reimburse WiGL for expenses incurred in enforcing this paragraph and further agrees to pay a $10,000 per-day-fine, starting on day 31, for failure to comply with section 13 of this agreement. Third party OEMs licensed by Distributor to embed the WiGL technology/software into devices shall, however, not be affected by such termination and Distributor shall only transfer such an OEM contract to any new Distributor upon the refund of any investment made by Distributor with interest at the prevailing interest rate.

14. Infringement by Third Parties
Distributor will cooperate fully with and assist WiGL in its efforts to protect WiGL's intellectual property rights within the Territory and shall exercise reasonable diligence to detect and shall immediately advise WiGL if Distributor has knowledge of any infringement of any patents, trademarks, copyrights or other intellectual property rights owned or used by WiGL.

15. Confidential Information; No Reverse Engineering
WiGL may provide Distributor with certain confidential or proprietary information ("Confidential Information"). Confidential Information includes information, whether written, electronic or oral, which Distributor knows or reasonably should know is proprietary, confidential or a trade secret

of WiGL, including any and all technical or business information, the Software including its source codes and documentation, specifications and design information for the WiGL Products, servicing information, customer lists, pricing information, marketing information, policies, procedures and manuals regarding WiGL's distributors or distribution channels, research and development and other proprietary matter relating to the WiGL Products or business of WiGL. Distributor will refrain from using the Confidential Information except to the extent necessary to exercise its rights or perform its obligations under this Agreement. Distributor and WiGL will restrict their disclosure of the Confidential Information to those who have a need to know such Confidential Information in order for either Party to perform its obligations and enjoy its rights under this Agreement. Such persons will be informed of and will agree to the provisions of this Section and the Parties will remain responsible for any unauthorized use or disclosure of the Confidential Information by any of them. Upon termination of this Agreement for whatever reason as under Clause, Distributor and WiGL shall cease to use all Confidential Information and promptly return to each Party (or destroy, upon request by either Party) any documents (whether written or electronic) in its possession or under its control that constitutes Confidential Information. During the term of this Agreement and thereafter, neither Distributor, nor Distributor's employees, independent contractors nor other agents shall (a) reverse engineer, decompile or otherwise disassemble the WiGL Products from the products themselves or from any other information made available to them, or (b) otherwise use any of the Confidential Information or WiGL provided training to support, maintain or otherwise service a third party's products or services.

16. Compliance with Laws

In connection with its obligations under this Agreement, Distributor agrees to comply with all federal, state, local and foreign laws, constitutions, codes, statutes and ordinances of any governmental authority that may be applicable to Distributor, its activities under this Agreement or the WiGL Products, including all applicable export control laws and regulations. Distributor agrees to take all such further acts and execute all such further documents as WiGL reasonably may request in connection with such compliance.

17. Product Warranties

WiGL warrants for a period of 12 months following delivery of the Products (the "Warranty Period") that the WiGL enabled Products shall be free from defects in materials and workmanship. For a warranty claim to be made, Distributor must follow the procedures established by WiGL from time to time.

This obligation does not extend to any foreign patents, copyrights, trademarks, or trade secrets or to any WiGL Products manufactured or modified by WiGL to meet Distributor's or a customer's specifications. WiGL shall, at its option, be allowed sole and exclusive control over the defense, settlement and compromise of any claims of infringement. WiGL must be notified in writing by Distributor within 10 days of any third-party claim which, if upheld, might result in a liability subject to indemnification under this Subsection. If the distribution of the WiGL Products is threatened by a claim of infringement, or is likely to be enjoined or liability for infringement is found, WiGL may, in its discretion and at its sole option: (i) procure for Distributor the right to continue distributing the WiGL Products; or (ii) modify the WiGL Products so as to make them

non-infringing; or (iii) substitute non-infringing products; or (iv) refund the price paid by Distributor for the WiGL Products in its possession subject to their return by Distributor and terminate this Agreement with respect to the allegedly infringing products. THIS SUBSECTION STATES THE ENTIRE LIABILITY OF WIGL WITH RESPECT TO INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT BY ANY WIGL PRODUCT. Disclaimer. EXCEPT AS PROVIDED IN THIS SECTION, WIGL MAKES NO OTHER WARRANTY, PROMISE OR OBLIGATION WITH RESPECT TO THE WIGL PRODUCTS, THEIR USE, REPAIR OR PERFORMANCE. WIGL DISCLAIMS ANY WARRANTY, PROMISE OR OBLIGATION THAT THE WIGL PRODUCTS SHALL BE FIT FOR ANY PARTICULAR USE OR PURPOSE, REGARDLESS OF WHETHER SUCH USE OR PURPOSE IS MADE KNOWN TO WIGL OR NOT. WIGL DISCLAIMS ANY WARRANTY, PROMISE OR OBLIGATION THAT THE WIGL PRODUCTS CONFORM TO ANY SAMPLES OR MODELS. WIGL HEREBY DISCLAIMS ALL OTHER WARRANTIES, PROMISES AND OBLIGATIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTIES, PROMISES AND OBLIGATIONS ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. THE WARRANTIES SET FORTH IN THIS SECTION ARE INTENDED SOLELY FOR THE BENEFIT OF DISTRIBUTOR. ALL CLAIMS UNDER THIS AGREEMENT SHALL BE MADE BY DISTRIBUTOR AND MAY NOT BE MADE BY DISTRIBUTOR'S CUSTOMERS.

Distributor's Warranties. Distributor agrees, at its cost, to provide its customers with, at a minimum, substantially the same warranties as set forth in Subsection 17(a). Distributor will assume all costs involved in providing any additional warranties.

18. Reporting

Distributor shall e-mail to WiGL any information required by WiGL to effectively coordinate its international sales and marketing efforts.

19. Inspection of Records

Distributor shall keep accurate records of all its activities as reasonably necessary to determine its compliance with the terms and conditions of this Agreement, including accounting records, customer sales records and governmental filings. Distributor shall retain such records for at least a 6-month period following their creation or preparation. During the term of this Agreement and for a period of 6 months thereafter, WiGL shall have the right to inspect and audit such records.

20. Term and Termination

In recognition of the investment required of Distributor and its partners in financing the cost as listed under Clause 1b (i, ii and iii), the term of this Agreement shall commence as of the effective date and shall be for an initial period of five (5) years and shall automatically be renewed for an additional one-year periods at the end of every expiry thereafter provided Distributor meets the performance targets agreed with WiGL. Either party may terminate this Agreement as follows: (a) immediately, for any breach or default (e.g. failure to pay the annual licensing fee within the agreed due date) of this Agreement by the other party which has not been cured within 30 days after the delivery of notice thereof to the party alleged to be in

breach, specifying with particularity the condition, act, omission or course of conduct asserted to constitute such breach or default; (b) immediately, upon the dissolution, insolvency or any adjudication in bankruptcy of, or any assignment for the benefit of creditors by, the other party or if the other party ceases to conduct business in the ordinary or normal course; (c) immediately, if required by law or by any rule, regulation, order, decree, judgment or other governmental act of any governmental authority; or (d) immediately by either party if a party reasonably suspects that other party breached any of its obligations of confidentiality or protection of its proprietary rights.

21. Effect of Termination

Upon notice of termination of this Agreement for any reason, the following provisions shall apply: (a) WiGL shall have the right to immediately appoint another distributor to serve existing customers and continue sales efforts in the Territory; (b) WiGL may continue to fill any orders from Distributor that have been accepted by WiGL prior to the termination of this Agreement under the terms and conditions of this Agreement; (c) all outstanding balances owed by Distributor to WiGL shall become immediately due and payable to WiGL; (d) both parties shall at all times thereafter refrain from any conduct that would be inconsistent with or likely to cause confusion with respect to the nature of their business relationship; (e) all rights granted to Distributor under this Agreement shall cease, and where appropriate, revert to WiGL; and (f) WiGL, in its sole discretion, shall have the right, but shall in no way be obligated (unless otherwise required by law), to inspect and repurchase all or any quantity of the WiGL Products (including WiGL Products for demonstration and parts to service the WiGL Products) then owned or ordered by Distributor at the lesser of (i) the original price paid by Distributor for such WiGL Products, or (ii) at the then-current price to Distributor, and under both (i) or (ii), less any applicable restocking or refurbishing charge.

WiGL shall have the right to assign such option to repurchase to any other person whom it may designate. No consideration or indemnity shall be payable to Distributor either for loss of profit, goodwill, customers or other like or unlike items, nor for advertising costs, costs of samples or supplies, termination of employees, employees' salaries and other like or unlike items. In no event shall Distributor continue to represent itself as a WiGL distributor or representative after termination of this Agreement. WiGL shall have no liability to Distributor by reason of any termination by WiGL. Distributor & WiGL shall indemnify and hold harmless each other from and against any and all liability, loss, damages and costs (including reasonable attorneys' fees) arising out of any claim by Distributor and WiGL or any third party standing in the right of Distributor or WiGL to any right of entitlement contrary to the express terms of this Section.

In the event of termination and the subsequent appointment of any new Distributor, the new Distributor so appointed shall be offered the first right of refusal to purchase, at cost the Distributor's inventory of WiGL enabled products and/or technology and refund any associated cost with interest in any Distributor-licensed OEM contract.

22. Indemnification

Distributor and WiGL agree to indemnify and hold each other harmless from any and all actions, awards, claims, losses, damages, costs and expenses (including reasonable attorneys' fees)

attributable to Distributor and WiGL's breach of this Agreement or to any negligent, grossly negligent, willful or unlawful acts or omissions of Distributor and WiGL, their employees, officers, agents, subcontractors, dealers or representatives.

23. Relationship of the Parties

Distributor is an independent contractor and not an employee, agent, affiliate, partner or joint venture with or of WiGL. Neither Distributor nor WiGL shall have any right to enter into any contracts or commitments in the name of, or on behalf of the other or to bind the other in any respect whatsoever, except insofar as is allowed by this Agreement.

24. Force Majeure

Neither party shall be liable in the event that its performance of this Agreement is prevented, or rendered so difficult or expensive as to be commercially impracticable, by reason of an Act of God, labor dispute, unavailability of transportation, goods or services, governmental restrictions or actions, war (declared or undeclared) or other hostilities, or by any other event, condition or cause which is not foreseeable on the Effective Date and is beyond the reasonable control of the party. It is expressly agreed that any failure of the United States Government to issue a required license for the export of any WiGL Product ordered by Distributor shall constitute an event of force majeure. In the event of non-performance or delay in performance attributable to any such causes, the period allowed for performance of the applicable obligation under this Agreement will be extended for a period equal to the period of the delay. However, the party so delayed shall use its best efforts, without obligation to expend substantial amounts not otherwise required under this Agreement, to remove or overcome the cause of delay. In the event that the performance of a party is delayed for more than 6 months, the other party shall have the right, which shall be exercisable for so long as the cause of such delay shall continue to exist, to terminate this Agreement without liability for such termination.

25. Limitation of Liability

WIGL SHALL IN NO EVENT BE LIABLE FOR ANY INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE OR FOR ANY LOST PROFITS, LOST SAVINGS OR LOSS OF REVENUES SUFFERED BY DISTRIBUTOR ARISING FROM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE SALE, DISTRIBUTION OR USE OF WIGL PRODUCTS. DISTRIBUTOR SHALL INDEMNIFY WIGL AND HOLD IT HARMLESS FROM ANY CLAIMS, DEMANDS, LIABILITIES, SUIT OR EXPENSES OF ANY KIND ARISING OUT OF THE SALE, SUBLICENSE OR USE OF WIGL PRODUCTS IN THE TERRITORY OR BY DISTRIBUTOR'S CUSTOMERS. THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT FOR ANY REASON.

26. Governing Law

This Agreement shall be governed in all respect by the laws of the State of Virginia, USA, which shall be applied without reference to any conflict-of-laws rule under which different law might otherwise be applicable. Venue for any lawsuits brought by the parties to this Agreement against each other regarding or as a result of this Agreement shall be proper only in an appropriate Virginia State Court. Distributor hereby submits itself to the exclusive jurisdiction of

said courts and consents to service of process by confirmed facsimile transmission or commercial courier (with written verification of receipt returned to the sender).

27. Assignment and Delegation

Neither party shall have any right to assign any of its rights or delegate its obligations under this Agreement without the prior written consent of the other party. Any assignment or delegation attempted without such written consent shall be void and of no legal effect whatsoever. This Agreement shall be binding upon the parties' respective successors and permitted assigns.

28. Severability

In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court or arbitration decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provisions shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court or arbitration decision.

29. Construction

The headings or titles preceding the text of the Sections and Subsections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect the meaning, construction or effect of this Agreement. Both parties have participated in the negotiation and drafting of this Agreement. This Agreement is executed in the English language and may be translated into another language for informational purposes only. In the event an ambiguity or question of intent or interpretation arises, the English version of this Agreement shall prevail and this Agreement shall be construed as if drafted by both of the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

30. Notice

Any notice, consent or other communication required or permitted under this Agreement shall be written in English. Notice, consent or other communications (but not service of process) may be given by e-mail. Rejection or other refusal to accept or the inability to deliver because of changed address or e-mail number of which no notice was given shall be deemed to constitute receipt of the notice, consent or communication sent. Names, addresses, e-mail and numbers for notices (unless and until written notice of other names, addresses and e-mails addresses are provided by either or both parties) are provided below.

31. Entire Agreement; Modifications; No Waiver; Counterparts and Survival

This Agreement and the Exhibit attached hereto (which is specifically incorporated herein by this reference) contain the full and entire agreement between the parties with respect to the subject matter hereof. It supersedes all prior negotiations, representations and proposals, written or otherwise, relating to its subject matter. Any modifications, revisions or amendments to this Agreement must be set forth in a writing signed by authorized representatives of both parties. The Parties acknowledge and agree that any failure on the part of any Party to enforce at any time or for any period of time, any of the provisions of this Agreement shall not be

deemed or construed to be a waiver of such provisions or of the right of That Party thereafter to enforce each and every provision. This Agreement may be made in several counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered by their duly authorized representatives.

FOR AND ON BEHALF OF WiGL INC

___Marie Wise Electronic Signature___________
Signature

Name: Marie B Wise

Position: Chief of Innovations and Partnerships

Date: February 9, 2021

FOR AND ON BEHALF OF ACCESSPLUS COMMUNICATIONS LTD

____
Signature

Name: Paul Adjei

Position: CEO

Date: February 9, 2021